As filed with the Securities and Exchange Commission on July 15, 2011

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MICROSEMI CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-2110371
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2381 Morse Avenue

Irvine, California 92614

(Address, Including Zip Code, of Principal Executive Offices)

Asic Advantage, Inc. Series A Common Stock 2010 Stock Option Plan

Asic Advantage, Inc. Series B Common Stock 2010 Stock Option Plan

Asic Advantage, Inc. Series A Preferred Stock 2000 Stock Option Plan

Asic Advantage, Inc. Common Stock 2000 Stock Option Plan

(Full Title of the Plan)

John W. Hohener

Executive Vice President, Chief Financial Officer, Secretary and Treasurer

Microsemi Corporation

2381 Morse Avenue

Irvine, California 92614

(949) 221-7100

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

Warren T. Lazarow, Esq.

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, California 94025

(650) 473-2600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.20 par value per share, issuable pursuant to assumed stock options under the Asic Advantage, Inc. Series A Common Stock 2010 Stock Option Plan	55,431(1) shares	$6.14(2)	$340,347(2)	$40
Common Stock, $0.20 par value per share, issuable pursuant to assumed stock options under the Asic Advantage, Inc. Series B Common Stock 2010 Stock Option Plan	16,438(1) shares	$6.87(2)	$112,929(2)	$13
Common Stock, $0.20 par value per share, issuable pursuant to assumed stock options under the Asic Advantage, Inc. Series A Preferred Stock 2000 Stock Option Plan	243,521(1) shares	$4.11(2)	$1,000,871(2)	$116
Common Stock, $0.20 par value per share, issuable pursuant to assumed stock options under the Asic Advantage, Inc. Common Stock 2000 Stock Option Plan	96,154(1) shares	$2.71(2)	$260,578(2)	$31
TOTAL	411,544(1) shares		$1,714,725(2)	$200

(1)	This Registration Statement covers, in addition to the number of shares of common stock, par value $0.20 per share (the “Common Stock”) of Microsemi Corporation, a Delaware corporation (the “Company” or the “Registrant”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Asic Advantage, Inc. Series A Common Stock 2010 Stock Option Plan, the Asic Advantage, Inc. Series B Common Stock 2010 Stock Option Plan, the Asic Advantage, Inc. Series A Preferred Stock 2000 Stock Option Plan, and the Asic Advantage, Inc. Common Stock 2000 Stock Option Plan (collectively, the “Plans”) as a result of one or more adjustments under the Plans to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based upon the weighted average exercise price of options outstanding under this plan.

The Exhibit Index for this Registration Statement is at page 9.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended October 3, 2010, filed with the Commission on November 23, 2010 (Commission File No. 000-08866);

(b)	The Company’s Quarterly Reports on Form 10-Q for its fiscal quarters ended January 2, 2011 and April 3, 2011, filed with the Commission on February 10, 2011 and May 6, 2011, respectively (each, Commission File No. 000-08866);

(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on October 4, 2010, November 5, 2010 (as amended January 18, 2011), January 21, 2011, and March 4, 2011 (each, Commission File No. 000-08866); and

(d)	The description of the Company’s Common Stock contained in its Registration Statement on Form 10/A (Amendment No. 2) filed with the Commission on January 30, 2006 (Commission File No. 000-08866), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) grants the Registrant the power to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with any such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful, provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of the Registrant where the person involved is adjudged to be liable to the Registrant except to the extent approved by a court.

The Registrant’s Amended and Restated Certificate of Incorporation provides that the Registrant will indemnify and hold harmless to the fullest extent permitted by the DCGL, as amended from time to time, any person who is made a party to any action or proceeding because such person is or was a director or officer of the Registrant, or at the Registrant’s request, a director or officer of another enterprise, provided that the person is found to have acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the Registrant. In the case of settlements made before final adjudication, the payment and indemnification thereof must be approved by the Board of Directors. Indemnification under the Registrant’s Amended and Restated Certificate of Incorporation is expressly not exclusive of any other rights to which those seeking indemnification may be entitled as a matter of law.

The Registrant’s Amended and Restated Certificate of Incorporation provides that directors of the Registrant will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, whether or not an individual continues to be a director at the time such liability is asserted, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit.

Section 145(g) of the DGCL and the Registrant’s Amended and Restated Certificate of Incorporation grant the Registrant the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is serving as a director, officer, trustee, employee or agent of another enterprise at the Registrant’s request, against any liability asserted against, and incurred by, such person in any such capacity or arising out of such person’s status as such, whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of the DGCL. Pursuant to this authority, the Registrant has purchased and maintains directors’ and officers’ liability insurance policies covering certain liabilities that the Registrant’s present and former directors and officers and former directors and officers of acquired subsidiary companies might incur in connection with the performance of their duties.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index at page 9, which is incorporated herein by reference.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on July 15, 2011.

MICROSEMI CORPORATION

By:	/s/ John W. Hohener
John W. Hohener
Executive Vice President, Chief Financial Officer, Secretary and Treasurer

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POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints James J. Peterson and John W. Hohener, or either one or both of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James J. Peterson James J. Peterson	Director, President and Chief Executive Officer (Principal Executive Officer)	July 15, 2011

/s/ John W. Hohener John W. Hohener	Executive Vice President, Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)	July 15, 2011

/s/ Dennis R. Leibel Dennis R. Leibel	Chairman of the Board	July 15, 2011

/s/ Thomas R. Anderson Thomas R. Anderson	Director	July 15, 2011

/s/ William E. Bendush William E. Bendush	Director	July 15, 2011

/s/ Paul F. Folino Paul F. Folino	Director	July 15, 2011

/s/ William L. Healey William L. Healey	Director	July 15, 2011

/s/ Matthew E. Massengill Matthew E. Massengill	Director	July 15, 2011

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EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Asic Advantage, Inc. Series A Common Stock 2010 Stock Option Plan.

4.2	Asic Advantage, Inc. Series B Common Stock 2010 Stock Option Plan.

4.3	Asic Advantage, Inc. Series A Preferred Stock 2000 Stock Option Plan.

4.4	Asic Advantage, Inc. Common Stock 2000 Stock Option Plan.

5	Opinion of O’Melveny & Myers LLP (opinion re legality).

23.1	Consent of PricewaterhouseCoopers LLP (consent of independent registered public accounting firm).

23.2	Consent of Counsel (included in Exhibit 5).

24	Power of Attorney (included in this Registration Statement under “Signatures”).

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